Exhibit 10.32

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”), made as of the          day of November, 2004, by and between BioReliance Corp, a Delaware corporation, having an office at 14920 Broschart Road, Rockville, Maryland 20850 (hereinafter referred to as “Sublandlord”), and ADVANCED CELL TECHNOLOGY, a Delaware Corporation, having an office at                                               (hereinafter referred to as “Subtenant”);

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease dated December 27, 1999 (the “Overlease”), ARE-Five Biotech LLC, predecessor landlord to Alexandria Real Estate Entities (hereinafter referred to as “Overlandlord”), leased to Q-One Biotech, Inc., predecessor tenant to Sublandlord, as lessee, approximately 13,900 square feet of rentable area (the “Premises”) of the building located at Five Biotech, 381 Plantation Street, Worcester, MA (hereinafter referred to as the “Building”), upon and subject to the terms and conditions set forth in the Overlease; and

WHEREAS, Subtenant desires to sublet the Premises from Sublandlord upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1.             Capitalized Terms.  Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Overlease.

2.             Demise.  Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the term and upon the conditions hereinafter provided, the entire Premises as more particularly delineated on Exhibit A attached hereto and made part hereof, together with the right to use the common areas and facilities as contemplated by Article 1 of the Overlease.

3.             Condition of the Premises.  Subtenant represents that it has thoroughly examined the Building and the Premises and that the same are accepted by Subtenant in their “as is”, “where is” condition existing on the date of this Sublease.  The Premises shall be delivered to Subtenant free of occupants and personal property, and otherwise in broom clean condition.

4.             Term.  The term of this Sublease shall commence on November 20, 2004 or such later date as of which the Overlandlord has consented to this Sublease, as required by the Overlease (the “Term Commencement Date”), and shall end on April 30, 2010, or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or pursuant to law (which date for the termination of the term hereof shall hereafter be called the “Termination Date”).

5              Yearly Fixed Rent.  Subtenant shall pay to Sublandlord from and after December 20, 2004 (the “Rent Commencement Date”) to Sublandlord, as Yearly Fixed Rent, the amounts set forth below:

Rental Period	Yearly Fixed Rent Per Square Foot	Yearly Fixed Rent	Monthly Fixed Rent
12/20/04-7/31/05	$15.50	$161,588	$17,954.16
8/l/05-7/31/06	$16.00	$222,400	$18,533.33
8/1/06-7/31/07	$16.50	$229,350	$19,112.50
8/1/07-7/31/08	$17.00	$236,300	$19,691.66
8/1/08-7/31/09	$17.50	$243,250	$20,270.83
8/1/09-4/30/10	$18.00	$187,650	$20,850.00

Yearly Fixed Rent shall be paid to Sublandlord on the 30th day of each month during the term, commencing on the Rent Commencement Date, in advance, in equal monthly installments, without notice, offset, deduction (except as otherwise provided in this Sublease) or demand.  Yearly Fixed Rent for any partial month during the term shall be pro rated on a per diem basis.

6.             Additional Rent.  In addition to Yearly Fixed Rent, Subtenant shall pay to Sublandlord, from and after the Rent Commencement Date, all other payments due and payable under the Overlease.  Subtenant shall make such payments to Sublandlord on account of additional rent as aforesaid at the same time (subject to paragraph 12 of this Sublease below), and in the same manner, as required by the Overlease.

7.             Utilities.  Utilities for the Premises shall be paid for as Additional Rent by Subtenant as provided in the Overlease.

8.             Termination Right.  Subtenant shall have the one-time right, by notice given to Sublandlord on or before July 31, 2007 accompanied by payment of Three Hundred Forty Five Thousand Eight Hundred Ninety Three and 00/100 Dollars ($345,893.00), to accelerate the expiration date of this Sublease to July 31, 2008.

9.             Security Deposit.  On January 15th, 2005, Subtenant shall deposit with Sublandlord security for performance of all of its obligations under this Sublease in an amount equal to Seventeen Thousand Nine Hundred Fifty Four and 16/100 Dollars ($17,954.16) in cash, and within thirty days thereafter, Subtenant shall deposit with Sublandlord as security an additional Seventeen Thousand Nine Hundred Fifty Four and 16/100 Dollars ($17,954.16), resulting in an aggregate security deposit held by Sublandlord of Thirty Five Thousand Nine Hundred Eight and 32/100 Dollars (notwithstanding anything in the Overlease incorporated, herein to the contrary), which may be commingled by Sublandlord, and may, at Sublandlord’s election, be used by Sublandlord, in whole or in part, to fund Sublandlord’s security deposit obligations under the Overlease.  If Tenant fails to deliver to

Landlord the second installment of the security deposit as specified above: (i) such failure shall be deemed a default pursuant to the terms of this Sublease Agreement and the Overlease; and (ii) the aggregate security deposit due under this Section 9 shall immediately be increased to an amount equal to Fifty Three Thousand Eight Hundred Sixty Two and 50/100 Dollars ($53,862.50).

10.           Insurance.  Subtenant shall obtain and maintain all insurance types and coverage as specified in the Overlease to be obtained and maintained by Sublandlord, as lessee, in amounts not less than those specified in the Overlease.  All such policies of insurance shall name Overlandlord and Sublandlord as additional insureds thereunder.  Subtenant’s insurance shall be primary over Overlandlord’s and Sublandlord’s insurance.

11.           Indemnification of the Overlandlord and the Sublandlord.  Notwithstanding any other provision of this Sublease or the Overlease to the contrary, Subtenant will save Overlandlord and Sublandlord harmless, and will exonerate and indemnify Overlandlord and Sublandlord, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority:

(a)           On account of or based upon any injury to person, or loss of or damage to property sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (other than Overlandlord and Sublandlord or their respective agents, contractors or employees);

(b)           On account of or based upon any injury to person or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building (and, in particular, without limiting the generality of the foregoing on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, malls, galleries, vehicular tunnels, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building or the Premises) arising out of the negligent act or omission or willful misconduct of Subtenant, its agents, employees or invitees; and

(c)           On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Overlandlord or Sublandlord or their respective contractors, agents or employees of either) on the Premises during the term of this Sublease and during the period of time, if any, prior to the Term Commencement Date that Subtenant may have been given access to the Premises.

If either of Overlandlord or Sublandlord shall, without fault on its part, be made a party to any litigation commenced against Subtenant or commenced by Subtenant against a party other than Overlandlord or Sublandlord, then Subtenant shall protect, indemnify and hold Overlandlord or Sublandlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by Overlandlord or Sublandlord in connection with such litigation.  Subtenant shall also pay all costs, expenses and reasonable third-party legal fees that may be incurred or paid by Overlandlord or Sublandlord in successfully enforcing the terms, covenants and conditions in this Sublease.  Sublandlord shall pay all costs, expenses and reasonable legal fees that may be incurred or paid by Subtenant in successfully enforcing the terms, covenants and conditions in this Sublease against Sublandlord.

Subtenant shall neither do not permit anything to be done which would cause a default under the Overlease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Overlandlord under the Overlease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of the termination or forfeiture of Sublandlord’s interest under the Overlease caused by such breach or default on the part of Subtenant.

12.           Terms of Overlease.  Except as expressly otherwise provided in this paragraph 12 and in paragraphs 13, 14 and 15, as between the parties hereto, all of the terms, provisions, covenants and conditions of the Overlease are incorporated herein by reference and hereby made a part of this Sublease.  However, for purposes of such incorporation by reference, all references to Landlord and Tenant shall be deemed references to Sublandlord and Subtenant, respectively, all references to the Premises or the Demised Premises shall be deemed references to the Premises and all references to the term of the Overlease shall be deemed references to the term of this Sublease.  Subtenant shall be entitled to the same notice and cure periods, less three (3) business days, as Sublandlord is afforded pursuant to Article 19 of the Overlease.  Sublandlord shall have all of the rights of the Overlandlord under the Overlease as against Subtenant and, as between the parties hereto, Subtenant agrees to observe and perform all of the terms, covenants and conditions on Sublandlord’s part to be observed and performed under the Overlease.

13.           Overlandlord’s Services and Obligations under the Overlease.  Notwithstanding anything in this Sublease to the contrary, including without limitation paragraph 12 hereof, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, climate control, elevator service, cleaning services, security, electrical energy and miscellaneous power services, water and other public utilities and construction of any improvements at the Premises, or to perform any of Overlandlord’s obligations under the Overlease. Sublandlord shall, upon written request of Subtenant, make reasonable efforts (at no cost or expense to Sublandlord unless Subtenant first agrees to reimburse Sublandlord in full for all such reasonable costs and expenses) to enforce the obligations of Overlandlord under the Overlease.  In enforcing performance of such obligations of Overlandlord, Sublandlord shall upon Subtenant’s reasonable written request, promptly notify Overlandlord of its nonperformance under the Overlease and request that Overlandlord perform its obligations under the Overlease.  If, within ten (10) business days after receipt of written request from Subtenant, Sublandlord shall fail or refuse to take necessary action to enforce Sublandlord’s rights against Overlandlord with respect to the Premises, Subtenant shall have the right to take such action in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord as “Tenant” with respect to the Premises under the Overlease hereby are conferred upon and assigned to Subtenant, and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Premises.

14.           Sublandlord’s Approval of the Subtenant’s Alterations and Improvements.  Notwithstanding anything to the contrary set forth in Article 11 of the Overlease as incorporated herein by reference, Subtenant shall first obtain the written consent of Sublandlord with respect to any proposed alterations, installments, removals, additions or improvements to any part of the Premises, which consent shall not be unreasonably withheld, conditioned or delayed.  Sublandlord shall be deemed reasonable in refusing its consent if Overlandlord has refused to grant consent.  Nothing in this Sublease shall be construed as an agreement that Sublandlord has any obligation to perform any alterations, installments, removals, additions or improvements for Subtenant whatsoever.

15.           Certain Overlease Provisions Not Incorporated.  The following provisions of the Overlease are expressly not incorporated into this Sublease: Articles 2[except for the entire third paragraph thereof, but for the reference to Landlord’s Work, of which there is none], 3(a) [except for the first, fourth and fifth sentences thereof], 37 and 39(a), as well as the entirety of Exhibit C thereof.  Subtenant acknowledges that, except for the redacted portions thereof, it has reviewed the Overlease attached hereto and made a part hereof as Exhibit B, and that it is familiar with the contents thereof.

16.           Assigning and Subletting.  Notwithstanding anything to the contrary in Article 21 of the Overlease as incorporated herein by reference, Subtenant covenants and agrees that neither this Sublease nor the term hereof and leasehold hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Subtenant, or used or occupied, or permitted to be used or occupied, by anyone other than Subtenant, or for any use or purposes other than as permitted hereunder, or be sublet or offered or advertised for subletting without the prior written consent of Overlandlord in accordance with the provisions of the Overlease and the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole discretion.

17.           Notice.  Any and all communications delivered hereunder shall be in writing and shall be given by hand delivery or by certified mail, return receipt requested, addressed as follows: if to Overlandlord:                                                                                ,

if to Sublandlord: BioReliance Corp, 14920 Broschart, Rd., Rockville, MD 20850 Attention: Mr. Paul Nevins; with a copy to Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, Attention: Michael J. Litchman, Esq.; and if to Subtenant:                                                                      , Attention:                                           , or to such other address and attention as any of the above shall notify the others in writing.

18.           Successors and Assigns.  This Sublease and everything herein contained shall extend to and bind and inure to the benefit of Sublandlord and its successors and assigns and Subtenant and its heirs, executors, administrators and permitted successors and assigns.  No rights shall inure to the benefit of any assignee, subtenant or occupant unless the provisions of Article 21 of the Overlease and paragraph 16 of this Sublease are complied with.

19.           Miscellaneous.  Neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease.  All understandings and agreements, if any, heretofore had between the parties are merged into this Sublease, which alone fully and completely expresses the agreement of the parties.  No surrender of possession of the Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing.  The receipt and retention by Sublandlord of Yearly Fixed Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant from the covenants, agreements, terms, provisions and conditions herein contained.  The receipt and retention by Sublandlord of Yearly Fixed Rent or Additional Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.  This Sublease shall be governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts.  Neither this Sublease nor any provision hereof may be modified, amended, discharged or terminated, except by an instrument in writing signed by both parties.  This Sublease constitutes the entire agreement of the parties hereto with respect to the Premises.  If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to other persons or circumstances shall not be affected thereby, and each term and provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

20.           Quiet Enjoyment.  So long as Subtenant is not in default (beyond any applicable notice and cure period) under this Sublease, its quiet enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord or anyone claiming by, through or under Sublandlord.

21.           Overlandlord’s Consent.  This Sublease shall not be effective unless and until Overlandlord’s written consent hereto, in form and content reasonably acceptable to Subtenant, has been delivered to Subtenant.  Sublandlord shall make diligent efforts to obtain such consent from Overlandlord, and if Sublandlord has not delivered such consent to Subtenant within fifteen business days of the date on which Subtenant delivers executed counterparts of this Sublease to Sublandlord, either party shall have the right to cancel this Sublease upon written notice to the other.  It is hereby acknowledged by Sublandlord and Subtenant that Overlandlord’s consent to this Sublease shall not create any contractual liability or duty on the part of Overlandlord or its agent to the Subtenant, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Overlandlord and Sublandlord, as the lessee under the Overlease, with respect to the Premises.

22.           Sublandlord’s Consent.  Whenever Sublandlord’s consent is required under this Sublease, Sublandlord’s rejection of a request made by Subtenant shall not deemed unreasonable, in any case, if such rejection is based on Overlandlord’s rejection of such request.

23.           Brokers.  Sublandlord and Subtenant each hereby represent and warrant that it has not dealt with any broker other than Cushman & Wakefield in connection with this Sublease for the Premises, and that Sublandlord shall pay any brokerage fees which shall be due in connection therewith.  Each party shall indemnify the other against any cost or liability resulting from the indemnifying party’s breach of the foregoing representation and warranty.

24.           Place for Payments.  All payments required to be made by the Subtenant herein shall be made to Sublandlord, at Sublandlord’s office specified in paragraph 16, Attention: Accounts Payable department or to such agent or agents of Sublandlord or at such other place as Sublandlord shall hereafter from time to time direct in writing.

25.           Termination of Overlease.  In the event of a default under the Overlease that results in the termination of the Overlease, Subtenant shall, at the option of Overlandlord, attorn and recognize Overlandlord as Sublandlord hereunder and shall, promptly upon Overlandlord’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition; provided that Sublandlord’s default was not directly caused by a default by Subtenant under the Overlease.

26.           Sublandlord’s Obligations.  Sublandlord hereby agrees to make all payments of rent and other amounts required to be paid to Overlandlord under the Overlease, to perform all other obligations imposed upon it by the Overlease which are not assumed by Subtenant hereunder, and to indemnify Subtenant against and hold it harmless from all reasonable costs and expenses incurred by Subtenant or asserted against it as a result of the failure of Sublandlord to perform its obligations hereunder, provided such failure is not a result of the action or inaction of Subtenant or its agents, employees or contractors.

27.           Parking.  Subtenant shall have all rights to the parking spaces provided to Sublandlord under the Overlease.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease, as an instrument under seal, as of the day and year first above written.

SUBLANDLORD

BioReliance Corp

By:	/s/ John M. Green
	Name:	JOHN M. GREEN
	Title:	VP & CFO - BIORELIANCE

SUBTENANT:

ADVANCED CELL TECHNOLOGIES

By:
Name:
Title:

By:
Name:
Title: